April 2026

Pricing Supplement filed pursuant to Rule 424(b)(2) dated April 17, 2026 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS – Opportunities in U.S. Equities

GS Finance Corp.

$10,265,000 Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032

Principal at Risk Securities

The Buffered Participation Securities (the “securities”) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities at stated maturity is based on the performance of an equally weighted basket composed of the S&P 500® Index and the Dow Jones Industrial Average® as measured from the pricing date to and including the valuation date.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the index closing value of such index on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each index, the quotient of (i) the weighting of such index multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your securities will be positive and equal to the basket percent increase (the percentage increase in the final basket value from the initial basket value). If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount, you will receive the principal amount of your securities. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity. Declines in one index may offset an increase in the other index.

The securities are for investors who seek the potential to earn a return based on the basket, are willing to forgo interest payments and are willing to risk losing up to 81.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, an equally weighted basket composed of the S&P 500® Index (current Bloomberg symbol: “SPX Index”) and the Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”)

Principal amount:

$10,265,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount in cash equal to the payment at maturity.

Pricing date:	April 17, 2026
Original issue date:	April 22, 2026
Valuation date:	April 19, 2032, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	April 22, 2032, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final basket value is greater than the initial basket value, $1,000 + the upside payment;
•
if the final basket value is equal to or less than the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount, $1,000; or
•
if the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount, (i) the product of $1,000 × the basket performance factor plus (ii) $190.00

Upside payment:	$1,000 × basket percent increase
Minimum payment at maturity:	$190.00 per security (19.00% of the stated principal amount)
Buffer amount:	19.00%
CUSIP / ISIN:	40059DCG0 / US40059DCG07
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $967 per security. See the following page for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	2.33% ($239,174.50 in total)*	97.67% ($10,025,825.50 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $23.30 for each security it sells. It has informed us that it intends to internally allocate $3.30 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 23,948 dated April 17, 2026.

FINAL TERMS (continued)

Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Approximate Multiplier
	S&P 500® Index	50.00%	7,126.06	0.007016500
	Dow Jones Industrial Average®	50.00%	49,447.43	0.001011175

We refer to each basket component singularly as an underlying index and together as the underlying indices. The initial basket component value of each underlying index is the index closing value of such underlying index on the pricing date.

Basket percent increase:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.
Basket component closing value:	in the case of each underlying index, the index closing value of such underlying index.
Multiplier:

Each multiplier was set on the pricing date based on the applicable underlying index’s respective initial basket component value so that each underlying index represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket — Approximate Multiplier” above.

Basket performance factor:	final basket value / initial basket value
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

April 2026

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $967 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $33 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through April 16, 2028, as described below). On and after April 17, 2028, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $33 initial additional amount:

•
$9.7 will decline to zero on a straight-line basis from the time of pricing through April 16, 2028; and
•
$23.3 will decline to zero on a straight-line basis from May 17, 2026 through May 30, 2026.

April 2026

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 48 dated March 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”,“lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 48 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Investment Summary

Buffered Participation Securities

The Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 (the “securities”) can be used:

•
As an alternative to direct exposure to the basket that offers positive returns for any positive performance of the basket
•
To achieve the same levels of upside exposure to the basket as a direct investment in the basket
•
To provide a buffer against a negative performance of 19.00% of the basket from the initial basket value to the final basket value

However, you will not receive dividends on the stocks comprising the underlying indices (the “underlying index stocks”) or any interest payments on your securities.

If the final basket value is less than the initial basket value by more than the buffer amount, the securities are exposed on a 1:1 basis to the negative performance of the basket beyond the buffer amount, subject to the minimum payment at maturity.

Key Investment Rationale

The securities offer 100% participation in the positive performance of the basket. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the upside payment. If the basket has not appreciated in value or has depreciated in value, but the final basket value has not declined from the initial basket value by more than the buffer amount, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value by more than the buffer amount, investors will lose 1.00% for every 1.00% decline in the basket value beyond the buffer amount from the pricing date to the valuation date of the security, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the securities and investors may lose up to 81.00% of their initial investment in the securities. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 100% of the increase in the value of the basket. For example, if the final basket value is 2.00% greater than the initial basket value, the securities will provide a total return of 2.00% at maturity.

Par Scenario

The final basket value is equal to the initial basket value or is less than the initial basket value but has not declined by more than the buffer amount. In this case, you receive the stated principal amount of $1,000 at maturity even if the basket has depreciated by up to the buffer amount.

Downside Scenario

The basket declines in value by more than the buffer amount. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value, plus the buffer amount. For example, if the final basket value is 50.00% less than the initial basket value, the securities will provide at maturity a loss of up to 31.00% of principal. In this case, you receive $690.00 per security, or 69.00% of the stated principal amount. The minimum payment at maturity on the securities is equal to $190.00 per security.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the underlying indices on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the basket over the life of your securities, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying indices during recent periods, see “The Basket and the Underlying Indices — Historical Index Closing Values of the Underlying Indices and Basket Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	19.00%
Minimum payment at maturity:	$190.00 per security (19.00% of the stated principal amount)

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Securities Payoff Diagram

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 100% of the appreciation of the basket from the pricing date to the valuation date of the securities.

▪If the basket appreciates 2.00%, investors will receive a 2.00% return, or $1,020.00 per security.
▪

Par Scenario. If the final basket value is equal to or less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 19.00%, investors will receive the stated principal amount of $1,000 per security.

▪If the basket depreciates 5.00%, investors will receive the $1,000 stated principal amount per security.

▪

Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 19.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket from the initial basket value to the final basket value, plus the buffer amount of 19.00%. The minimum payment at maturity is $190.00 per security.

▪	If the basket depreciates 50.00%, investors will lose 31.00% of their principal and receive only $690.00 per security at maturity, or 69.00% of the stated principal amount.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final basket value and the assumptions noted above.

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	150.000%
125.000%	125.000%
120.000%	120.000%
110.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
81.000%	100.000%
75.000%	94.000%
50.000%	69.000%
25.000%	44.000%
10.000%	29.000%
0.000%	19.000%

As shown in the table above:

•
If the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your securities at maturity would be 44.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 56.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).

The following examples illustrate the hypothetical payment at maturity for each security based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the underlying indices, calculated based on the key terms and assumptions above. The values in Column A represent hypothetical initial basket component values for each underlying index, and the values in Column B represent the hypothetical final basket component values for each of the underlying indices. The percentages in Column C represent hypothetical final basket component values for each underlying index in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each underlying index, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket percent increase will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket value is greater than the initial basket value.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
S&P 500® Index (50.00% weighting)	100.00	110.00	110.00%	0.50000	55.00
Dow Jones Industrial Average® (50.00% weighting)	100.00	110.00	110.00%	0.50000	55.00
			Final Basket Value:		110.00
				Basket Percent Increase:	10.00%

In this example, the hypothetical final basket component values for all of the underlying indices are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 110.00, the hypothetical payment at maturity for each $1,000 principal amount of your securities will equal $1,000 + the upside payment, which equals:

$1,000 + ($1,000 × 10.00%) = $1,100.00.

Example 2: The final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount. The payment at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
S&P 500® Index (50.00% weighting)	100.00	90.00	90.00%	0.50000	45.00
Dow Jones Industrial Average® (50.00% weighting)	100.00	90.00	90.00%	0.50000	45.00
			Final Basket Value:		90.00

In this example, the hypothetical final basket component values for all of the underlying indices are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 90.00 is less than the initial basket value by an amount less than or equal to the buffer amount, the hypothetical payment at maturity for each $1,000 principal amount of your securities will equal the principal amount of the securities, or $1,000.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Example 3: The final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount. The cash settlement amount is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
S&P 500® Index (50.00% weighting)	100.00	30.00	30.00%	0.50000	15.00
Dow Jones Industrial Average® (50.00% weighting)	100.00	120.00	120.00%	0.50000	60.00
			Final Basket Value:		75.00

In this example, the hypothetical final basket component value of the S&P 500® Index is less than its hypothetical initial basket component value, while the hypothetical final basket component value of the Dow Jones Industrial Average® is greater than its hypothetical initial basket component value.

Since the hypothetical final basket value of 75.00 is less than the initial basket value by an amount greater than the buffer amount, the hypothetical payment at maturity for each $1,000 principal amount of your securities will equal $1,000 times the basket performance factor plus $190.00, which equals:

($1,000 × (75.00/100.00)) + $190.00 = $940.00

Example 4: The final basket value is less than initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount. The cash settlement amount is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Index	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
S&P 500® Index (50.00% weighting)	100.00	50.00	50.00%	0.50000	25.00
Dow Jones Industrial Average® (50.00% weighting)	100.00	50.00	50.00%	0.50000	25.00
			Final Basket Value:	50.00

In this example, the hypothetical final basket component values for all of the underlying indices are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 50.00 is less than the initial basket value by an amount greater than the buffer amount, the hypothetical payment at maturity for each $1,000 principal amount of your securities will equal $1,000 times the basket performance factor plus $190.00, which equals:

($1,000 × (50.00/100.00)) + $190.00= $690.00

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your securities are linked, the stocks comprising such underlying index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the Securities

You can lose a substantial portion of your investment in the securities. The cash payment on your securities on the stated maturity date will be based on the performance of an equally weighted basket, comprised of the underlying indices, as measured from the initial basket value to the basket closing value on the valuation date. If the final basket value has declined from the initial basket value by more than the buffer amount, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the basket value beyond the buffer amount, subject to the minimum payment at maturity. Thus, you may lose a substantial portion of your investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying indices, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Lower Performance of One Underlying Index May Offset an Increase in the Other Underlying Index

Declines in the value of one underlying index may offset an increase in the value of the other underlying index. As a result, any return on the basket — and thus on your securities — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your securities at maturity.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes— Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

The Amount Payable on Your Securities Is Not Linked to the Basket Component Closing Values of the Underlying Indices at Any Time Other than the Valuation Date

The final basket value will be based on the basket component closing value of each of the underlying indices on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the basket index closing values of the underlying indices dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the basket index closing values prior to such drop in the values of the underlying indices. Although the actual value of the underlying indices on the stated maturity date or at other times during the life of your securities may be higher than the basket component closing values of the underlying indices on the valuation date, you will not benefit from the basket component closing values of the underlying indices at any time other than on the valuation date.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the value of the basket and the underlying indices;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing values of the underlying indices;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks and which may affect the index closing values of the underlying indices;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performances of the underlying indices based on their historical performance. The actual performances of the underlying indices over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying indices or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Securities Is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying indices and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of

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GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on stocks included in the basket components during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

The Basket and the Underlying Indices

The Basket

The basket is composed of two underlying indices with the following basket component weightings within the basket: the S&P 500® Index (50.00% weighting) and the Dow Jones Industrial Average® (50.00% weighting).

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — S&P 500® Index” in the accompanying underlier supplement.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Dow Jones Industrial Average®

The Dow Jones Industrial Average® is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the underlier components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. For more details about the Dow Jones Industrial Average®, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — Dow Jones Industrial Average®” in the accompanying underlier supplement.

S&P is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones®, DJIA®, The Dow® and Dow Jones Industrial Average® are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to S&P Dow Jones Indices LLC and its affiliates and have been sublicensed for certain purposes by GS Finance Corp. The “Dow Jones Industrial Average®” is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by GS Finance Corp. The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones®, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any members of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial Average® to track general market performance.

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GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Historical Index Closing Values of the Underlying Indices and Basket Closing Values

The respective index closing values of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value of any of the underlying indices during any period shown below is not an indication that the underlying indices are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values of the underlying indices or the historical basket closing values as an indication of the future performance of the underlying indices or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying indices, the basket or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of some or a substantial portion of your investment in the securities.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indices. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying indices between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying indices. The actual performance of each underlying index over the life of the offered securities, as well as the payment at maturity may bear little relation to the historical index closing values shown below.

The graphs below show the daily historical index closing values of each underlying index from January 1, 2021 through April 17, 2026. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

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GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Historical Performance of the Dow Jones Industrial Average®

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2021 through April 17, 2026 assuming that the basket closing value was 100 on January 1, 2021. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual index closing values of the underlying indices on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2021 was 100. As noted in this pricing supplement, the initial basket value was set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying indices.

Historical Performance of the Basket

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

April 2026

GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $23.30 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $3.30 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on April 22, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

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GS Finance Corp. Buffered Participation Securities Based on the Value of a Basket of Equity Indices due April 22, 2032 Buffered Participation Securities Principal at Risk Securities

Validity of the Securities and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

April 2026